Exhibit 99.1

              The South Financial Group Reports Record Results:
             Net Income of $32.3 Million, Up 61%, and EPS, Up 26%

    GREENVILLE, S.C., April 14 /PRNewswire-FirstCall/ -- The South Financial Group, Inc. (Nasdaq: TSFG) today reported record first quarter 2004 net income of $32.3 million, an increase of 61% compared to $20.0 million for the first quarter 2003. For the first quarter 2004, net income per diluted share totaled $0.53, a 26% increase from $0.42 per diluted share for the first quarter 2003. For the same period, average diluted shares outstanding increased 26%, principally as a result of the acquisition of MountainBank Financial and a common equity offering, both of which occurred in the fourth quarter of 2003.
    (Logo:  http://www.newscom.com/cgi-bin/prnh/20000424/TSFGLOGO )
    "Strong loan growth contributed to earnings progress for the quarter," said Mack I. Whittle, Jr., President and Chief Executive Officer of The South Financial Group. "This superior growth reflects the strength of our markets, the dedication and talent of our lenders, and our unwavering commitment to customer service in local markets."
    Whittle continued, "As expected, we achieved solid financial performance in the first quarter. We are pleased to report continued margin improvement, an improving efficiency ratio and steady credit quality measures. Another highlight for the quarter was the announcement of our continued expansion in some of Florida's largest and fastest-growing markets. We announced plans to acquire CNB Florida and Florida Banks. These mergers give us the 6th largest deposit market share in Northeast/Central Florida and provide an excellent foundation to build on."

    Continued Double-Digit Revenue Growth
    Strong top-line revenue growth drove TSFG's record performance. Total revenues for the first quarter 2004 increased 30% to $111.3 million compared with $85.4 million for first quarter 2003, as both net interest income and noninterest income produced double-digit gains.
    Net interest income for the first quarter 2004 increased 25% over first quarter last year, due to strong loan growth, higher investment securities and the MountainBank acquisition. The net interest margin for the first quarter 2004 was 3.39%, up 16 basis points from the fourth quarter 2003. This follows a 22 basis point increase for the fourth quarter 2003.
    Noninterest income increased to $29.3 million for the first quarter 2004, up 47% from $19.9 million for the first quarter 2003. Excluding $8.0 million in gains on sales of available for sale securities and equity investments and a $2.4 million gain on disposition of land associated with a conservation grant, first quarter 2004 noninterest income increased from the first quarter 2003 by $1.9 million, or 11%, to $18.9 million. Service charges on deposits, merchant processing income, and benefits administration fees drove the increases in noninterest income. These increases were partially offset by losses on trading and derivative activities and declines in mortgage banking income.
    Enhanced efficiency from revenue growth, expense control and effective merger integration improved the operating efficiency ratio (operating noninterest expenses divided by total operating revenue) to 52%, an improvement from 57% for the first quarter 2003. (See page 4 of the financial highlights for the efficiency ratio calculation and reconciliation to its related GAAP measure.) Since the fourth quarter 2002, The South Financial Group has improved its efficiency ratio each quarter.
    Noninterest expenses increased 17% for the first quarter 2004 versus first quarter 2003, or 11% excluding non-operating items in both years. In first quarter 2004, non-operating items included a $3.4 million conservation grant of land (partially offset by a $2.4 million related gain reported in noninterest income) and $1.4 million loss on early extinguishment of debt.
    During the first quarter 2004, TSFG's noninterest-bearing deposits grew at a 19% annualized rate, enriching its deposit mix and reflecting successful sales and promotional campaigns. For the first quarter 2004, total deposits increased at a 1% annualized growth rate.

    Strong, Diversified Loan Growth
    TSFG's strong loan growth accelerated to 18% annualized growth for the first quarter 2004, significantly outpacing banking industry expectations. Loans held for investment at March 31, 2004 increased $1.5 billion, or 33%, over the prior year. This increase included $773 million in loans acquired in the MountainBank merger.
    TSFG's loan growth is well-diversified throughout its markets. First quarter 2004 annualized loan growth totaled 36% for western North Carolina (the former MountainBank Financial locations), 23% for Florida, and 15% for South Carolina and coastal North Carolina.

    Solid Credit Quality Measures
    The South Financial Group's key credit quality measures remained stable during the first quarter. To facilitate quarterly comparisons, two sets of credit quality indicators are provided: one that includes all loans and one that excludes the Rock Hill Bank & Trust Workout Loans. In connection with the October 2002 asset purchase transaction with Rock Hill Bank & Trust, certain identified problem loans were segregated into a separately-managed portfolio, referred to as the Rock Hill Workout Loans. At March 31, 2004, this portfolio totaled $26.9 million, down from $28.6 million at December 31, 2003 and $63.6 million at March 31, 2003. Nonperforming assets for the Rock Hill Workout Loans totaled $20.5 million, and the allowance for loan losses was $3.2 million. For the Rock Hill Workout Loans, net loan charge-offs for the first quarter 2004 totaled $648,000.
    Credit Quality Including Rock Hill Workout Loans. Nonperforming assets remained stable at 1.05% of loans held for investment and other real estate owned at March 31, 2004, comparable with 1.06% at December 31, 2003. Net loan charge-offs in the first quarter 2004 were 0.42% of average loans, down from 0.47% in the fourth quarter 2003.
    Credit Quality Excluding Rock Hill Workout Loans. Core credit quality measures remained solid in the first quarter 2004, following an improving trend that began eight quarters ago. Nonperforming assets as a percentage of loans held for investment and other real estate owned totaled 0.71% at March 31, 2004, down slightly from 0.72% at December 31, 2003. Net loan charge-offs as a percentage of average loans held for investment were 0.38% and 0.36% for the first quarter 2004 and fourth quarter 2003, respectively.

    Strategic Expansion in Florida
    On January 21st, The South Financial Group entered into a definitive agreement to acquire CNB Florida Bancshares, headquartered in Jacksonville, Florida, in an all stock transaction valued at approximately $157 million.
CNB Florida's banking subsidiary, CNB National Bank, operates 16 branch offices in 8 counties and had approximately $820 million in assets at December 31, 2003.
    On March 17th, The South Financial Group entered into a definitive agreement to acquire Florida Banks, Inc., also headquartered in Jacksonville, Florida, in an all stock transaction valued at approximately $169 million. Florida Banks operates 7 banking centers in 7 counties and had approximately $944 million in assets at December 31, 2003.
    The South Financial Group expects to close both mergers in July 2004.
Post merger, CNB Florida's and Florida Banks' operations will be conducted through TSFG's banking subsidiary, Mercantile Bank. Once both mergers are complete, Mercantile Bank is expected to have 57 branches, approximately $4 billion in assets, the #6 deposit market share in Northeast/Central Florida, and the #17 deposit market share in Florida. In addition, post merger, The South Financial Group's Florida deposits will represent approximately 40% of TSFG's total deposits.
    Whittle commented, "We have stated that we want to be in the top 10 in our target Florida markets between Tampa Bay and Jacksonville. These mergers put us firmly in that position. With the mergers, we increase our Northeast/Central Florida market ranking to #6. In addition, following the completion of these mergers, TSFG's total assets should exceed $13 billion, placing us in the top 50 U.S. commercial bank holding companies. I want to reiterate that while these growth and size measures are impressive, particularly given our short 17-year history, our primary focus remains on increasing profitability and returns to our shareholders."

    General Information
    The South Financial Group is a financial services company headquartered in Greenville, South Carolina, which had total assets of approximately $10.9 billion at March 31, 2004. TSFG operates two primary subsidiary banks, Carolina First Bank and Mercantile Bank, which conduct operations through approximately 134 branch offices in South Carolina, Florida and North Carolina. Carolina First Bank, the largest South Carolina-based commercial bank, operates in South Carolina and North Carolina and on the Internet under the brand name, Bank CaroLine. Mercantile Bank operates in Florida, principally in the Jacksonville, Orlando and Tampa Bay markets. The South Financial Group's common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group's website: www.thesouthgroup.com .

    Conference Call/Webcast Information
    The South Financial Group will host a conference call today at 10:00 a.m.
(ET) to discuss the first quarter 2004 results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. TSFG will also provide supplemental financial information in the Investor Relations section of its website under the financial information button. To participate in the conference call or webcast, please follow the instructions listed below.

    Conference Call: Please call 1-888-405-5393 or 1-484-630-4135 using the access code "The South." A 7-day rebroadcast of the call will be available via 1-800-934-9424 or 1-402-220-2254.

    Webcast: To gain access to the webcast, which will be "listen-only," please go to www.thesouthgroup.com under the Investor Relations tab and click on the link "Webcast/The South Financial Group 1st Quarter Earnings Conference Call." For those unable to participate during the live webcast, it will be archived on The South Financial Group website until April 30, 2004.

    Explanation of TSFG's Use of Certain Non-GAAP Financial Measures and Forward-Looking Statements
    This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles ("GAAP"). The attached financial highlights (see page 4) provide reconciliations between GAAP net income and net income excluding merger-related costs. As has been TSFG's practice, TSFG also identified certain other non-operating items (such as gain or losses on asset sales, loss on early extinguishment of debt, and non-operating expenses). In addition, TSFG provides data eliminating intangibles and related amortization in order to present data on a "cash basis." The economic substance of non-operating and "cash basis" items is clearly defined.
    TSFG's management uses these non-GAAP measures in their analysis of TSFG's performance and believes presentations of financial measures excluding merger-related costs and these non-operating items provide useful supplemental information, a clearer understanding of TSFG's financial performance, and better reflect its core operating activities. Management uses operating earnings in the calculation of certain of its ratios, in particular, to analyze on a consistent basis and over a longer period of time the performance of which it considers to be its core operating activities. TSFG believes the non-GAAP measures enhance investors' understanding of the company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of others in the financial services industry.
    The limitations associated with utilizing operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP information and operating measures. These disclosures should not be considered an alternative to GAAP.
    Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These statements, as well as other statements that may be made by management in the conference call, include, but are not limited to, factors which may affect earnings, return goals, expected financial results for mergers, estimates of merger synergies and merger-related charges, and credit quality assessment. However, such performance involves risks and uncertainties, such as market deterioration, that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG's actual results, see TSFG's Annual Report on Form 10-K for the year ended December 31, 2003. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.


               THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                             FINANCIAL HIGHLIGHTS
            (dollars in thousands, except share data) (unaudited)
                                    Page 1

                                               Three Months Ended        %
                                              3/31/04      3/31/03    Change

    INCOME STATEMENT
    Interest income (tax-equivalent)         $117,961      $99,628     18.4%
    Interest expense                           34,998       33,500      4.5
      Net interest income (tax-equivalent)     82,963       66,128     25.5
    Less: Tax-equivalent adjustment               947          657     44.1
      Net interest income                      82,016       65,471     25.3
    Provision for loan losses                   7,722        5,500     40.4
      Net interest income after provision
       for loan losses                         74,294       59,971     23.9

    NONINTEREST INCOME:
    Service charges on deposit accounts         8,113        6,960     16.6
    Fees for investment services                2,123        2,491    (14.8)
    Mortgage banking income, excluding
     impairment                                 1,561        2,434    (35.9)
    Impairment (loss) recovery on
     mortgage servicing rights                     (6)        (262)   (97.7)
    Other                                       7,123        5,402     31.9
      Noninterest income, excluding non-
       operating gains on asset sales          18,914       17,025     11.1
    Gain on sale of available for sale
     securities                                 5,214          986      n/m
    Gain on equity investments                  2,810        1,875      n/m
    Gain on disposition of assets and
     liabilities                                2,350            -      n/m
      Gains on non-operating asset sales,
       net                                     10,374        2,861      n/m
      Total noninterest income                 29,288       19,886     47.3

    NONINTEREST EXPENSES:
    Personnel expense                          25,833       24,594      5.0
    Occupancy                                   5,072        4,614      9.9
    Furniture and equipment                     4,615        4,594      0.5
    Amortization of intangibles                 1,195          705     69.5
    Other                                      15,659       12,886     21.5
      Noninterest expenses, excluding non-
       operating items                         52,374       47,393     10.5
    Employment contract payments
     (reversals)                                  (59)           -      n/m
    Merger-related costs                          177        1,497      n/m
    Conservation grant of land                  3,350            -      n/m
    Loss on early extinguishment of debt        1,429            -      n/m
      Non-operating noninterest expenses        4,897        1,497      n/m
      Total noninterest expenses               57,271       48,890     17.1
    Income before income taxes and
     minority interest                         46,311       30,967     49.5
    Income tax expense                         14,018        9,910     41.5
    Minority interest in consolidated
     subsidiary, net of tax                         -       (1,012)  (100.0)
      Net income                              $32,293      $20,045     61.1%

    SHARE DATA:
    Net income per common share, basic          $0.55        $0.42     31.0%
    Net income per common share, diluted         0.53         0.42     26.2
    Cash dividends declared per common share     0.15         0.14      7.1
    Average common shares outstanding,
     basic                                 59,214,344   47,325,448     25.1
    Average common shares outstanding,
     diluted                               60,809,470   48,257,498     26.0

     Supplemental financial information, including results for the last five quarters, may be found in the Investor Relations section of TSFG's web site: www.thesouthgroup.com .


               THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                             FINANCIAL HIGHLIGHTS
            (dollars in thousands, except share data) (unaudited)
                                    Page 2

                                                                     % Change
                                                                   1st Quarter
                              3/31/04       12/31/03       3/31/03   2004/2003

    BALANCE SHEET (Period End)
    Cash and due from banks  $220,636       $184,057      $181,495     21.6%
    Interest-bearing bank
     balances                   1,048          2,048        59,515    (98.2)
    Federal funds sold          4,477            137             -      n/m
    Securities              3,866,120      4,007,571     3,422,928     12.9
    Loans held for sale        15,850         29,619        60,202    (73.7)
    Loans held for
     investment             5,986,684      5,732,205     4,515,133     32.6
    Allowance for loan losses (74,871)       (73,287)      (66,133)    13.2
      Net loans             5,927,663      5,688,537     4,509,202     31.5
    Premises and equipment,
     net                      144,860        142,705       133,261      8.7
    Intangible assets         352,003        353,079       242,420     45.2
    Mortgage servicing rights   1,517          1,781         3,215    (52.8)
    Other assets              356,310        339,486       413,175    (13.8)
      Total assets        $10,874,634    $10,719,401    $8,965,211     21.3%

    Noninterest-bearing
     deposits                $924,753       $882,129      $757,149     22.1%
    Interest-bearing
     deposits               5,120,577      5,146,520     3,978,566     28.7
      Total deposits        6,045,330      6,028,649     4,735,715     27.7
    Federal funds purchased
     and repurchase
     agreements             2,425,232      2,329,666     2,066,509     17.4
    Debt and other borrowed
     funds                  1,259,152      1,264,158     1,148,174      9.7
    Other liabilities         119,099        117,059       293,329    (59.4)
      Total liabilities     9,848,813      9,739,532     8,243,727     19.5
    Minority interest in
     consolidated subsidiary        -              -        86,484      n/m
    Shareholders' equity    1,025,821        979,869       635,000     61.5
      Total liabilities
      and shareholders'
      equity              $10,874,634    $10,719,401    $8,965,211     21.3

    CAPITAL RATIOS
     (Period End)
    Total risk-based capital    12.50%         12.51%        10.71%
    Tier 1 risk-based capital   10.54          10.51          8.46
    Leverage ratio               7.68           7.49          6.04
    Tangible equity to tangible
     assets                      6.40           6.05          4.50

    SHARE DATA (Period End)
    Book value per common
     share                     $17.21         $16.59        $13.68     25.8%
    Shares outstanding     59,599,431     59,064,375    46,405,600     28.4

    BALANCE SHEET (Averages -
     Three Months Ended)
    Total assets          $10,825,717    $10,673,057    $8,394,108     29.0%
    Loans                   5,855,050      5,685,409     4,520,965     29.5
    Securities              3,986,351      4,033,841     3,009,441     32.5
    Total earning assets    9,846,551      9,728,449     7,566,149     30.1
    Intangible assets         352,449        337,820       242,104     45.6
    Interest-bearing
     liabilities            8,863,773      8,838,544     6,846,205     29.5
    Total deposits          5,940,292      6,017,132     4,590,625     29.4
    Shareholders' equity      996,494        883,514       653,106     52.6


               THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                             FINANCIAL HIGHLIGHTS
            (dollars in thousands, except share data) (unaudited)
                                    Page 3

                                                                    % Change
                                                                   1st Quarter
                               3/31/04      12/31/03       3/31/03  2004/2003

    CREDIT QUALITY
    Nonaccrual loans -
     commercial                $50,282       $47,137       $58,114    (13.5)%
    Nonaccrual loans - consumer  2,397         2,686         2,865    (16.3)
    Restructured loans               -             -             -       -
      Nonperforming loans       52,679        49,823        60,979    (13.6)
    Other real estate owned     10,203        10,951        10,836     (5.8)
      Nonperforming assets      62,882        60,774        71,815    (12.4)
    Nonperforming loans as a %
     of loans held for investment 0.88%         0.87%         1.35%
    Nonperforming assets as a %
     of loans HFI and OREO        1.05          1.06          1.59
    Allowance for loan losses
     as a % of loans held for
     investment                   1.25          1.28          1.46
    Allowance for loan losses
     to nonperforming loans       1.42 x        1.47 x        1.08 x
    Specific allowance for
     impaired loans            $12,739        $9,689       $14,751    (13.6)
    Loans past due 90 days
     or more (mortgage and
     consumer) (A)               4,269         3,960         3,652     16.9
    Net loan charge-offs:
      QTR ended                  6,138         6,693         9,642    (36.3)
    Net loan charge-offs as
     a % of avg. loans HFI
     (annualized):
      QTR ended                   0.42%         0.47%         0.88%

    CREDIT QUALITY - Excluding
     Rock Hill B&T Workout Loans
    Loans held for
     investment             $5,959,796    $5,703,602    $4,451,498     33.9%
    Allowance for loan losses   71,678        70,123        54,514     31.5
    Nonaccrual loans -
     commercial                 31,842        28,952        25,389     25.4%
    Nonaccrual loans -
     consumer                    2,397         2,686         2,865    (16.3)
    Restructured loans               -             -             -       -
      Nonperforming loans       34,239        31,638        28,254     21.2
    Other real estate owned      8,159         9,561        10,751    (24.1)
      Nonperforming assets      42,398        41,199        39,005      8.7
    Nonperforming loans as a %
     of loans held for investment 0.57%         0.55%         0.63%
    Nonperforming assets as a %
     of loans HFI and OREO        0.71          0.72          0.87
    Allowance for loan losses as
     a % of loans held for
     investment                   1.20          1.23          1.22
    Allowance for loan losses to
     nonperforming loans          2.09 x        2.22 x        1.93 x
    Specific allowance for
     impaired loans             $9,864        $7,000        $6,176     59.7
    Loans past due 90 days or
     more (mortgage and
     consumer) (A)               4,269         3,855         3,650     17.0
    Net loan charge-offs:
      QTR ended                  5,490         5,110         5,533     (0.8)
    Net loan charge-offs as a %
     of avg. loans HFI
     (annualized):
      QTR ended                   0.38%         0.36%         0.51%

    OPERATIONS DATA
    Branch offices                 134           134           115     16.5%
    ATMs                           123           122           104     18.3
    Employees (full-time
     equivalent)                 1,910         1,918         1,647     16.0
    Internet banking customers 119,932        90,132        43,737    174.2

    STOCK PERFORMANCE (At Period
     End)
    Market price per share of
     common stock               $29.59        $27.75        $21.65     36.7%
    Indicated annual dividend     0.60          0.60          0.56      7.1
    Dividend yield                2.03%         2.16%         2.59%
    Price/book ratio              1.72 x        1.67 x        1.58 x
    Market capitalization   $1,763,547    $1,639,036    $1,004,681     75.5

     (A) TSFG's accrued interest reserve associated with these loans totaled $439,000, $474,000, and $480,000 at March 31, 2004, December 31,
         2003, and March 31, 2003, respectively.


               THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
                             FINANCIAL HIGHLIGHTS
            (dollars in thousands, except share data) (unaudited)
                                    Page 4

                                   Three Months Ended
                               3/31/04           3/31/03        %Change
                                       Diluted           Diluted       Diluted
                                           EPS               EPS           EPS

    RECONCILIATION OF GAAP TO
     NON-GAAP MEASURES
    NET INCOME, AS REPORTED
     (GAAP)                    $32,293   $0.53   $20,045   $0.42  61.1%  26.2%
    Merger-related costs           177             1,497
    Related income taxes           (54)             (479)
      Net income, excluding
       merger-related costs     32,416    0.53    21,063    0.44  53.9   20.5
      Add: Amortization of
      intangibles, net of tax      833               479
    CASH BASIS EARNINGS        $33,249   $0.55   $21,542   $0.45  54.3   22.2

    Average common shares
     outstanding, diluted   60,809,470        48,257,498          26.0

    Other non-operating items:
      Gain on sale of available
       for sale securities      $5,214              $986
      Gain on equity investments 2,810             1,875
      Gain on disposition of
       assets and liabilities    2,350                 -
      Employment contract
       reversal                     59                 -
      Conservation grant of
       land                     (3,350)                -
      Loss on early
       extinguishment of debt   (1,429)                -
      Related income taxes      (1,711)             (916)
        Total other non-
         operating items, net
         of income tax          $3,943            $1,945

    SELECTED BALANCE SHEET
     (Averages)
    Total assets           $10,825,717        $8,394,108          29.0
    Intangible assets         (352,449)         (242,104)         45.6
      Tangible assets       10,473,268         8,152,004          28.5

    Shareholders' equity       996,494           653,106          52.6
    Intangible assets         (352,449)         (242,104)         45.6
      Tangible equity          644,045           411,002          56.7

    PERFORMANCE RATIOS
     (Annualized)
    RETURN ON AVERAGE ASSETS:
    Using GAAP earnings           1.20%             0.96%
    Using GAAP earnings,
     excluding merger-related
     costs                        1.20              1.00
    Using cash basis earnings
     on average tangible assets   1.28              1.06

    RETURN ON AVERAGE EQUITY:
    Using GAAP earnings          13.03             12.28
    Using GAAP earnings,
     excluding merger-related
     costs                       13.08             12.90
    Using cash basis earnings
     on average tangible equity  20.76             20.97

    NET INTEREST MARGIN           3.39              3.54

    NONINTEREST INCOME AS
     A % OF TOTAL REVENUE (A)
    Using GAAP earnings          26.31             23.30
    Excluding other non-
     operating items             18.74             20.64

    EFFICIENCY RATIOS (B):
    Using GAAP earnings          51.45             57.28
    Excluding merger-related
     costs and other non-
     operating items             51.89             57.45
    Excluding merger-related
     costs and other non-
     operating items, cash basis 50.71             56.59

     (A) Calculated as noninterest income, divided by the sum of net interest income and noninterest income.
     (B) Calculated as noninterest expenses, divided by the sum of net interest income and noninterest income.

SOURCE  The South Financial Group
    -0-                             04/14/2004
    /CONTACT: William S. Hummers III, Vice Chairman and CFO, +1-864-255-7913, or Mary M. Gentry, Director of Investor Relations, +1-864-255-4919, both of The South Financial Group/
    /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20000424/TSFGLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.thesouthgroup.com/
    (TSFG)

CO: South Financial Group; CNB Florida Bancshares; Florida Banks; MountainBank; CNB National Bank; Mercantile Bank; Carolina First Bank; Bank CaroLine
ST:  South Carolina, Florida, North Carolina
IN:  FIN
SU:  ERN CCA MAV TNM